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                                                                     EXHIBIT  23







                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Analytical Surveys, Inc.:

We consent to incorporation by reference in the registration statements (No. 33-24142, No. 33-33948, No. 33-53950, No. 33-59940 and No. 333-47365) on Form
S-8 of Analytical Surveys, Inc. of our report dated December 29, 1999, except as to the last paragraph of note 4 and notes 10 and 11, which are as of March 6, 2000, relating to the consolidated balance sheets of Analytical Surveys, Inc. and subsidiaries as of September 30, 1998 and 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended September 30, 1999, which report appears in the September 30, 1999 Annual Report on Form 10-K/A of Analytical Surveys, Inc.



KPMG LLP

Indianapolis, Indiana
March 6, 2000